Exhibit 99.2 Martin Midstream Partners L.P. Second Quarter 2020 Earnings Summary July 27, 2020 1

Disclaimers Use of Non-GAAP Financial Measures This presentation includes certain non-GAAP financial measures such as EBITDA and Adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States (GAAP). A reconciliation of non-GAAP financial measures included in this presentation to the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth in the Appendix of this presentation or on our web site at www.MMLP.com. MMLP’s management believes that these non-GAAP financial measures may provide useful information to investors regarding MMLP’s financial condition and results of operations as they provide another measure of the profitability and ability to service its debt and are considered important measures by financial analysts covering MMLP and its peers. The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant. Forward Looking Statements Statements about the Partnership's outlook and all other statements in this release other than historical facts are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the current and potential impacts of the COVID 19 pandemic generally, on an industry-specific basis, and on Martin Midstream Partners' specific operations and business, (ii) Martin Midstream Partners' ability to refinance its senior unsecured notes due February 15, 2021 prior to August 19, 2020, (iii) Martin Midstream Partners' pursuit of strategic alternatives, (iv) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, and (v) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law. 2

MMLP 2Q 2020 Adjusted EBITDA Comparison & Reconciliation

	Terminalling & Storage	Sulfur Services	Transportation	Natural Gas Liquids	SG&A	Interest Expense	2Q 2020
Net income (loss)	$3.3	$7.4	$0.6	$1.1	$(5.2)	$(9.4)	**$(2.2)**
Interest expense add back	--	--	--	--	--	$9.4	**$9.4**
Income tax expense	--	--	--	--	$0.8	--	**$0.8**
Operating Income (loss)	$3.3	$7.4	$0.6	$1.1	$(4.4)	$0.0	**$8.0**
Depreciation and amortization	$7.3	$3.1	$4.3	$0.6	--	--	**$15.3**
Non-cash insurance related accruals	--	$0.3	--	--	--	--	**$0.3**
Non-cash compensation expense	--	--	--	--	$0.3	--	**$0.3**
Adjusted EBITDA	**$10.6**	**$10.8**	**$4.9**	**$1.6**	**$(4.0)**	**$0.0**	**$23.9**

Terminalling & Storage	2Q19 Actual	2Q20 Actual
Smackover Refinery	$5.3	$4.5
Martin Lubricants	$3.8	$2.8
Specialty Terminals	$2.6	$3.2
Shore-Based Terminals	$0.6	$0.2
Total T&S	**$12.3**	**$10.6**

Sulfur Services	2Q19 Actual	2Q20 Actual
Fertilizer	$5.7	$6.8
Sulfur Prilling	$1.7	$2.2
Molten Sulfur	$1.2	$1.7
Total Sulfur Services	**$8.6**	**$10.8**

Transportation	2Q19 Actual	2Q20 Actual
Land	$5.1	$3.3
Marine	$3.6	$1.6
Total Transportation	**$8.7**	**$4.9**

Natural Gas Liquids	2Q19 Actual	2Q20 Actual
Butane	$(0.8)	$0.5
Natural Gasoline	$0.8	$0.9
Propane	$(0.2)	$0.3
Total NGLs	**$(0.2)**	**$1.6**
Adjusted EBITDA*	**$29.4**	**$27.9**
Unallocated SG&A	$(4.3)	$(4.0)
Total Adjusted EBITDA	**$25.1**	**$23.9**

Note: numbers may not add due to rounding
*Pre-Unallocated SG&A

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MMLP 2Q 2019 Adjusted EBITDA Reconciliation Terminalling Natural Gas Interest Sulfur Services Transportation SG&A 2Q 2019 & Storage Liquids Expense Net income (loss) $4.4 $5.3 $3.3 $(3.4) $(5.3) $(15.0) $(10.7) Interest expense add back -- -- -- -- -- $15.0 $15.0 Income tax expense -- -- -- -- $0.6 -- $0.6 Operating Income (loss) $4.4 $5.3 $3.3 $(3.4) $(4.7) $0.0 $4.9 Depreciation and amortization $7.9 $2.8 $3.7 $0.7 -- -- $15.1 Loss on disposition or sale of ppe -- -- $1.7 -- -- -- $1.7 Non-cash insurance related accruals -- $0.5 -- -- -- -- $0.5 Lower of cost or market adjustments -- -- -- $0.3 -- -- $0.3 Non-cash mark to market on commodity -- -- -- $2.2 -- -- $2.2 derivatives Non-cash compensation expense -- -- -- -- $0.4 -- $0.4 Adjusted EBITDA $12.3 $8.6 $8.7 $(0.2) $(4.3) $0.0 $25.1 Note: numbers may not add due to rounding 4 *Pre-Unallocated SG&A

2020E Guidance Update $ millions 2Q20A 2020E Adjusted EBITDA $23.9 $95 - $107 (1) (2) Expansion Capital Expenditures $3.2 $10 - $13 Maintenance Capital Expenditures $2.4 $14 - $16 (1) Does not include net expenditures of $0.5mm related to the Neches Ship-Loader (2) On July 9, 2020, the Partnership executed a long-term terminalling service agreement with a third-party customer that requires upgrades to a tank at our Tampa terminal. Expansion Cap Ex guidance range increased by ~$2.0 million related to those upgrades. 5